PRESS RELEASE                                              Source: Modavox, Inc.

GARY NULL, "KING OF INTERNET TALK RADIO," RENEWS ON VOICEAMERICA

PHOENIX, July 27, 2005 -SurfNet Media Group, Inc. (OTCBB: SFNM), an online broadcast media company bringing focused entertainment content to targeted communities online, has announced the renewal of "The Gary Null Show" on the VoiceAmerica Network(http://www.voiceamerica.com/). Null's show will continue broadcasting Mondays through Fridays from Noon to 1:00 p.m. EST and is available on-demand and downloadable for podcasting.

Since premiering In January 2005, Gary's show has set new listenership records, combining provocative interviews, commentary and call-ins to explore the nature and politics of medicine, health, nutrition and the environment,. "Gary Null is the #1 Internet radio host out there - the king of Internet talk radio," says Ben Bassi, a founding executive of Lycos and leading consultant on Internet trends. "I haven't seen such high numbers for any radio personality."

"Gary is pioneering the power of Internet radio," adds Robert Arkin, SurfNet's Chairman and CEO. "His renewal highlights the success of our continuing efforts to enhance the quality of VoiceAmerica's programming."

Before moving to the Internet, Null had the largest audience in non-commercial radio for nearly 27 years at WBAI (99.5 FM) in New York. And his program on WABC was the No.1 Arbitron-rated health show on regular commercial radio. Null is a best-selling author of over 70 books and an award-winning documentary filmmaker and investigative reporter.

About SurfNet

SurfNet Media Group (http://www.surfnetmedia.com/), founded in 1999, is an online broadcast media company and the leading producer and distributor of online, talk radio content, streaming over 140 programs weekly to targeted audiences on its flagship VoiceAmerica Channel (http://www.voice.voiceamerica.com/), VoiceAmerica Business Channel (http://www.business.voiceamerica.com/) and VoiceAmerica Health & Wellness Channel (http://www.health.voiceamerica.com/.) SurfNet is pioneering a unique, next-generation content distribution model based on its patented technology, creating innovative "community centers" that transform any web site into a broadcast portal for syndication of online content, including on-demand libraries, webcasts, MP3 downloads, ecommerce, email, community links, blogs and podcasting.
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Forward-Looking Statements

This release contains certain "forward-looking statements" for purposes of the Securities and Exchange Commission's "safe harbor" provisions under the Private Securities Litigation Reform Act of 1995 and Rule 3b-6 under the Securities Exchange Act of 1934. These forward-looking statements are subject to various risks and uncertainties that could cause SurfNet's actual results to differ materially from those currently anticipated, including the risk factors identified from time to time in SurfNet's filings with the Securities and Exchange Commission